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News Release
August 18, 2016

Public Utility Commission of Texas Approves Final Order in Texas Rate Case Docket No. 44941

El Paso, Texas - The Public Utility Commission of Texas (the “Commission”) approved a Final Order (the “Order”) today in El Paso Electric Company’s (the “Company” or “EPE”) rate case. The Order resolves all issues in this rate case.

“While we are pleased that we have come to a resolution in our rate case, we understand the current economic impacts affecting our growing community,” said Mary Kipp, El Paso Electric CEO. “As a member of this community for 115 years, we have been dedicated to the long-term success and well-being of our region. As we continue to see solid customer growth, we remain committed to making prudent investments to meet increasing demand. By using cost-effective technologies and making environmentally-conscious decisions, we are making our power grid more dependable, safer and cleaner for future generations.”

The Order provides for the following: (i) an annual non-fuel base rate increase of $37 million, lower annual depreciation expense of approximately $8.5 million, a return on equity of 9.7% for AFUDC purposes, and including substantially all new plant in service in rate base, all as specified in the uncontested Stipulation and Agreement filed with the Commission on July 15, 2016; (ii) an additional annual non-fuel base rate increase of $3.7 million related to Four Corners Generating Station costs, which will be collected through a surcharge terminating on July 12, 2017; (iii) removing the separate treatment for residential customers with solar systems; (iv) allowing the Company to recover $3.1 million in rate case expenses through a separate surcharge; and (v) allowing the Company to recover revenues associated with the relation back of rates to consumption on and after January 12, 2016 through a separate surcharge.

Interim rates, associated with the annual non-fuel base rate increase of $37 million, became effective on April 1, 2016. The additional surcharges associated with the incremental Four Corners Generating Station costs, rate case expenses and the relation back of rates back to consumption on and after January 12, 2016 are anticipated to begin as early as October 1, 2016.

As the Company continues to meet the needs of its growing service territory with two new generating units at the Montana Power Station coming online in 2016, EPE anticipates filing new rate cases in Texas and New Mexico in early 2017.

El Paso Electric is a regional electric utility providing generation, transmission and distribution service to approximately 400,000 retail and wholesale customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico. El Paso Electric has a net dependable generating capability of 1,990 MW.

Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This information often involves risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EPE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; and (iii) other factors detailed by EPE in its public filings with the Securities and Exchange Commission. EPE's filings are available from the Securities and Exchange Commission or may be obtained through EPE's website, http://www.epelectric.com. Although El Paso Electric believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that these expectations will prove to be correct. Any such forward-looking statement is qualified by reference to these risks and factors. EPE cautions that these risks and factors are not exclusive. EPE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EPE except as required by law.

Public Relations Eddie Gutierrez | 915.543.5763 eduardo.gutierrez@epelectric.com	Investor Relations Lisa Budtke | 915.543.5947 lisa.budtke@epelectric.com Richard Gonzalez | 915.543.2236 richard.gonzalez@epelectric.com